Exhibit 10.21

                                    AGREEMENT
                                      AMONG
                                INTERCARDIA, INC.
                                   CPEC, INC.
                                       AND
                                    KNOLL AG


         Intercardia, Inc. ("Intercardia") and CPEC, Inc. ("CPEC") (collectively "Intercardia/CPEC") and Knoll AG ("Knoll") hereby enter into this agreement ("Agreement") intending to be formally bound under the terms and conditions set forth below relating to the final development, manufacture and marketing of bucindolol in certain designated territories.

1.       Scope.

         This Agreement reflects the material terms of a Bucindolol License Agreement ("License Agreement") between the parties granting Knoll the exclusive right to develop, manufacture and market bucindolol in the Territory for all uses granted to Intercardia/CPEC under the Bristol Myers Squibb Company ("BMS") agreement (the "Project"). Intercardia/CPEC shall use their best efforts to [
                   ]. In return, Knoll shall pay milestones and royalties to CPEC.

2.       Territory.

         The License Agreement shall include worldwide rights for all countries with the exception of the United States, Puerto Rico and Japan ("Territory"). Knoll shall have the right to sublicense bucindolol in the Territory, provided however, all sublicensing arrangements shall be arms-length transactions (arms-length transactions being defined as an agreement entered into by parties having equal bargaining power with no compulsion either to buy or to sell where the agreement contains terms reflective of the fair value of the contributions of each party) and shall reflect the fair market value of bucindolol in the respective country of the Territory. In case Knoll intends to grant a sublicense which includes a provision contemplating a quid pro quo, the parties will meet to determine equitable compensation in favor of CPEC. In addition, royalties, down payments and other remuneration paid in connection with any sublicense shall be taken into account in the calculation of CPEC royalties hereunder. Any sublicense arrangement will terminate simultaneously with any early termination of the License Agreement.

3.       Reversion.

         If Knoll elects not to, or fails to actively pursue the development or marketing or sub-licensing of bucindolol in major markets of the Territory, unless to avoid commercial damages, all

[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED
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rights to bucindolol in any such major market shall revert to Intercardia/CPEC.
The parties agree that major markets of the Territory are the European Community ("EC"), Canada, Australia, New Zealand, South Africa, Mexico, Columbia, Brazil and Argentina.

4.       Milestones Payable by Knoll to CPEC.

o        $2.0 million upon signing this Agreement.
o        $1.0 million on January 2, 1997.
o $10.0 million upon bucindolol approval, including pricing approval where required, in a major EC member state.
o $10.0 million one-time payment upon attainment of Net Sales in the Territory of $200 million in any consecutive 12-month period.
o No milestone payment shall be considered an expense of the Project, but shall be borne exclusively by Knoll.

5.       Product Improvements.

         Intercardia/CPEC grants Knoll, the exclusive right in the Territory to bucindolol product improvements (e.g., sustained release formulation, improved or new indications, formulations and strengths), contingent upon Knoll reimbursing Intercardia/CPEC for 60% of costs relating to clinical trials and other tests conducted primarily for benefit of the Territory and 1/3 of all other development costs which have a worldwide benefit, including any previous product improvement development costs incurred by Intercardia/CPEC. For example, with respect to costs relating to clinical trials and other tests conducted and incurred primarily for the benefit of the Territory, Knoll would reimburse Intercardia/CPEC for 60% of such costs incurred by Intercardia/CPEC, and Intercardia/CPEC would reimburse Knoll for 40% of costs incurred by Knoll. Where the benefits of the trials and costs are worldwide, Knoll would pay 1/3 of such trials and costs incurred by Intercardia/CPEC and Intercardia/CPEC would reimburse Knoll for 2/3 of costs incurred by Knoll. However, Knoll would not reimburse Intercardia/CPEC for any costs where the trials and costs were conducted and incurred exclusively for the benefit of the United States. The overall development of product improvements will be conducted and controlled by Intercardia/CPEC. Knoll will reimburse CPEC for one third of previous sustained release development costs (which presently total $418,000.00) upon signing this Agreement, and Knoll will pay its share of future costs on a quarterly basis. In case Knoll has no interest in an improvement, Intercardia/CPEC shall have no right to market such improved product in the Territory during the term of this Agreement unless hereinafter provided otherwise.



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         Intercardia/CPEC and Knoll shall mutually agree to any other line extensions to be included under the License Agreement, if any.

6.       Advisory Committee.

         Intercardia/CPEC and Knoll shall create a committee consisting of equal representation from Knoll and Intercardia/CPEC ("Advisory Committee") consisting of not more than 4 members each. The role of the Advisory Committee will be to discuss, review and advise the parties regarding the development and clinical trials of bucindolol in the Territory. The Advisory Committee shall not have any responsibility or authority to manage operations. The Advisory Committee shall meet twice a year. Each party shall be responsible for its own time and travel expenses incurred in conjunction with the Advisory Committee.

         The Advisory Committee shall be dissolved upon the later to occur of the following: (i) one year after bucindolol is approved in an EC member state,
(ii) upon the approval of the last product improvement in process, or (iii) upon discontinuance of all product improvement efforts. Each party to this Agreement shall designate its advisory committee members and such members shall meet for the first time not later than three months after the date of execution of this Agreement.

7.       Worldwide Committee.

         Intercardia/CPEC will establish a worldwide development and scientific marketing information exchange committee of which Intercardia/CPEC, its U.S. partner (Astra Merck) and Knoll will be members ("Worldwide Committee").

[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED
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         The Worldwide Committee will exchange information regarding the worldwide scientific coordination of bucindolol activities. The Worldwide Committee shall not have any responsibility or authority to manage operations. Each party shall be responsible for its own time and travel expenses incurred in conjunction with the Worldwide Committee. The Worldwide Committee shall meet not less than once a year.

8.       Phase III(b) and Phase IV Clinical Trials.

         The overall clinical program (Phase III(b) and Phase IV) in the Territory will be conducted and controlled by Knoll. Within sixty days after the first meeting of the Advisory Committee, Knoll will present a clinical trial plan to Intercardia/CPEC which shall be updated and revised at least on an annual basis. Knoll shall report to the Advisory Committee on the progress of the clinical studies not less than twice annually.

         All clinical study protocols shall be forwarded by Knoll to Intercardia/CPEC for information at least 30 days before the start of such studies. It is agreed that Intercardia/CPEC shall within three weeks notify Knoll if it has substantial concerns regarding the study protocols. In such case the parties shall discuss the concerns. It is acknowledged that Intercardia/CPEC and Knoll must agree on all studies performed in the Territory which have an impact on worldwide positioning of bucindolol, the safe use of bucindolol and the achievement or maintenance of optimal worldwide labeling of bucindolol. Final decision authority over clinical trials and other studies which could reasonably be determined to affect international registrations shall be made by Intercardia/CPEC. Intercardia/CPEC shall not, however, be entitled to block registration studies which may be required by a registration authority in the Territory.

9.       Regulatory.

         Knoll shall compile the registration dossiers, submit all applications for marketing authorizations and Knoll shall be the holder of the marketing authorizations in the Territory. Intercardia/CPEC shall provide to Knoll all data and documents to which they have access in order to support the compilation of the dossier and the subsequent authorizations. Intercardia/CPEC shall have a permanent and irrevocable right to promptly receive copies of all documents sent to or received from regulatory authorities by Knoll or its agents. Knoll shall have a permanent and irrevocable right to promptly receive copies of all documents sent to or received from regulatory authorities by Intercardia/CPEC or its agents.

10.      Trademark.

         Intercardia/CPEC shall own and maintain any trademarks for bucindolol. Knoll shall bear 1/3 of trademark costs and related expenses for activities which have world-wide benefit. For example, Knoll shall bear 1/3 of the costs of generating and

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market testing trademark candidates incurred by Intercardia/CPEC prior or subsequent to the execution of this Agreement. Knoll shall be responsible for 60% and Intercardia for 40% of trademark costs and related expenses which are incurred solely for the benefit of the Territory. For example, trademark registration and maintenance costs and related expenses shall be paid 60% by Knoll and 40% by Intercardia/CPEC in the Territory and 100% by Intercardia outside the Territory. Knoll shall reimburse Intercardia/CPEC within 30 days of receipt of invoices documenting any such trademark costs or related expenses.

11.      Certain Costs.

         The parties have agreed to budgets relating to certain costs incurred by the parties (i) prior to the first commercial sale of bucindolol in three major EC member states (the "Launch") and (ii) for the period ending twelve full calendar months subsequent to the Launch of bucindolol in three major EC member states (the "Launch Year"). The parties agree that the budget for expenses incurred through the end of the Launch Year in connection with Phase III(b) and Phase IV clinical studies, which are anticipated to begin in 1997 and to continue through [ ], is estimated to be up to $[ ]. Knoll shall bear 60% of such actual expenses and Intercardia/CPEC shall bear 40% of such actual expenses (but Intercardia/CPEC's share of expenses shall not exceed $10,000,000). In addition, the parties agree that the budget for sales and marketing expenses incurred prior to Launch, which are anticipated to be expended during [ ] and [ ], is estimated to be up to $[ ]. Knoll shall bear 60% of such actual expenses and Intercardia/CPEC shall bear 40% of such actual expenses (but Intercardia/CPEC's share of expenses shall not exceed $4,000,000). Finally, the parties agree that the budget for sales and marketing expenses incurred during the Launch Year, anticipated to be the year [ ], is estimated to be up to $[ ]. Knoll shall bear 60% of such actual expenses and Intercardia/CPEC shall bear 40% of such actual expenses (but Intercardia/CPEC's share of expenses shall not exceed $8,000,000). If actual expenses for any of the budgets exceeds the amount stated in this paragraph, Knoll shall bear 100% of such actual additional expenses.

         If additional minor clinical or preclinical trial expenses are required in order to complete a registration in the Territory, such expenses shall be born under the Phase III(b) and Phase IV clinical trial budget previously referenced. For all periods subsequent to the Launch Year, all revenues and expenses shall be accounted for under the terms and conditions set forth in
Section 13 Royalties.

         Costs for development and clinical trial studies incurred prior to the end of the Launch Year shall include actual external/outside and internal costs, directly related to the conduct of such clinical trials, but excluding general

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administrative, corporate and affiliate overhead or reserves, in accordance with a jointly approved budget, which initial budget shall be prepared by Knoll and presented to Intercardia/CPEC within 60 days after the first meeting of the Advisory Committee.

         It is expected that both parties will incur expenses approved in the budget. At the end of each calendar quarter, each party will total all such expenses incurred by it during the quarter and submit a detailed report to the other party itemizing such expenses. All amounts will be converted to U.S. dollars using a mutually agreed upon exchange rate. The net amount owed will be paid to the other party in U.S. dollars within 30 days after the end of the quarter.

12.      Sales and Marketing.

         Knoll shall be responsible for all sales and marketing activities and expenses in the Territory. All sales and marketing charges will be based on actual costs incurred and shall not include general administrative, corporate or affiliate overhead or reserves.

         Subsequent to the first commercial sale of bucindolol in an EC member state ("Product Launch"), Knoll shall update Intercardia/CPEC on the progress and status of bucindolol sales activities in the Territory, including an analysis of sales and expenses, at meetings to be held not less than twice per year. Knoll shall submit an annual budget including the planned sales force allocation and costs, to Intercardia/CPEC for review and comment prior to the beginning of each year.

13.      Royalty.

         Knoll shall pay to CPEC a royalty for the use of the license and trademarks of bucindolol in the Territory. The royalty for all periods subsequent to the end of the Launch Year shall be equal to 40% of the net result of (1) Net Sales and other collaborative revenue (e.g., a payment by a sublicensee or royalties received from agents or from third parties ("Other Collaborative Revenue")) less (2) cost of goods sold, sales and marketing expenses (including costs for samples not previously deducted as an expense, mutually agreed upon sales force allocation, and other bucindolol related promotional and educational expenditures), post-launch clinical trials, third party royalties (including any royalty payable to BMS or Jago Pharma AG) and distribution costs (including freight, insurance and packaging material for shipment of bucindolol). If the royalty calculation, as set forth in the preceding sentence, results in a negative amount for any period, then CPEC shall pay to Knoll such amount within 30 days after the end of the quarter, and Knoll shall not owe CPEC a royalty payment for such period.

         The royalty payable by Knoll to CPEC during the Launch Year shall be equal to 40% of the net result of (1) Net Sales and Other Collaborative Revenue less (2) cost of goods sold, third party royalties and distribution costs.

         Net Sales shall mean the total amount invoiced by Knoll or its affiliates or sublicensees, for sales of licensed product

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less commission, discounts, returns and return allowances, sales, use or value-added taxes, duties and other credits or allowances shown on the invoices; provided, however, Net Sales shall with respect to unaffiliated third parties include the sales amount to such unaffiliated third parties or agents (and not the value of resales by such third parties or agents) and royalties payable to third parties in connection with sales by unaffiliated third parties or agents shall be a deductible expense. Expenses shall be based on actual costs incurred and shall not include general administrative, corporate or affiliate overhead or reserves. Each party shall be responsible for its own taxes on income. The royalty payable to CPEC will be converted to U.S. dollars using a mutually agreed upon exchange rate and shall be paid in U.S. dollars within 30 days after the end of the quarter. Taxes and other duties which are mandatorily payable by Intercardia/CPEC in the Federal Republic of Germany and which must be remitted by Knoll for Intercardia/CPEC's account and for which Knoll is legally liable shall be withheld and remitted by Knoll on behalf of Intercardia/CPEC. In such cases, Knoll shall send Intercardia/CPEC the receipts for such payments. All payments to Intercardia/CPEC shall be net of withholding taxes, if applicable. As long as legally permitted, value added tax shall not be invoiced as a separate item.

         Exhibit A illustrates the calculation of royalties payable to CPEC under this Agreement.

14.      Reports.

         During the term of this Agreement, Knoll will maintain accounting systems which will report Net Sales and Project expenses and which are capable of accurately calculating the royalties due to CPEC pursuant to this Agreement on a country-by- country basis. Knoll represents that is [
            ] currently collects all information necessary to accurately calculate the royalty. Knoll shall keep the Chief Financial Officers of Intercardia and CPEC informed of any significant changes to the [ ] or other accounting system used to track the royalty information.

         Within 15 working days after the end of each month, Knoll shall report to Intercardia/CPEC monthly Net Sales amounts and units on a country-by-country basis.

         Within 30 calendar days after the end of each quarter, Knoll shall send Intercardia/CPEC a report detailing the results of such quarter. This report shall detail the calculation of the royalty payment, with an analysis of Net Sales and deductible expenses on a country-by-country basis. This quarterly report shall be certified as true and correct by Knoll's Chief Financial Officer.

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         Within 60 working days after the end of each calendar year, Knoll shall issue a full report to Intercardia/CPEC detailing the calculation of the royalty payments for the past year, including an analysis for the calculation on a country-by-country basis.

         Any changes from the previously submitted quarterly reports shall be explained in detail. This annual report shall be certified as true and correct by Knoll's Chief Financial Officer.

         Upon reasonable advance notice, Intercardia/CPEC shall be entitled to audit Knoll's accounting systems, Project expenses and components of Knoll's royalty calculation on an aggregated Territory or on a country-by-country basis. Knoll will cooperate and assist in such audits as appropriate. If the results of such audit indicate that Knoll has underpaid its royalty obligation by 5% or more for any 12 month period examined, Knoll shall bear the expenses of such audit. Upon completion of the audit, if the audit reveals an underpayment or overpayment of royalties, such underpayment or overpayment shall be paid to the party owed such amount within 30 days of such audit. Any such underpayments or overpayments shall accrue interest as of the date due, calculated at the prime interest rate quoted in the Wall Street Journal for such period plus three percent.

15.      Manufacturing.

         The Advisory Committee shall advise the parties as to the recommended manufacturer of bucindolol for the Territory. Knoll shall have the right to choose to manufacture the active ingredient and the final drug product for sale in the Territory or to choose a third party outside manufacturer as long as the price, capability and other terms are competitive with other third party manufacturers. Additionally, Intercardia/CPEC and its U.S. partner intend to out-source manufacturing and would consider Knoll as a possible additional manufacturer for the U.S. market.

16.      Term.

         The term of the License Agreement will be 15 years after the first commercial sale with respect to each country in the Territory, subject to two additional 5 year renewals at Knoll's option. At the termination of the second five year renewal period with respect to each country in the Territory, Knoll shall retain the rights to registrations and know how owned by Knoll. Intercardia/CPEC shall retain ownership of all trademarks. At the termination of the second five year renewal term, Intercardia/CPEC shall license to Knoll the Intercardia/CPEC trademarks which are the subject of this Agreement for a [ ]% royalty on net sales.

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         If Knoll declines to license the Intercardia/CPEC trademarks which are the subject of this Agreement, Knoll shall transfer to Intercardia/CPEC ownership of all the exclusive rights to its registrations, trade secrets and know how relating to bucindolol, and Intercardia/CPEC shall pay to Knoll a [ ]% royalty on net sales. During the term of the License Agreement, including all extensions, whether or not exercised, Knoll shall not sell bucindolol except under the terms of the License Agreement.

17.      Early Termination.

         Knoll shall have the right to terminate the License Agreement at any time prior to the termination of the BEST Study and within 60 days after the BEST Study's primary end-point results are reported in writing to Knoll. Knoll shall not receive any refund of milestone or development payments previously made to Intercardia/CPEC. Knoll will cooperate in transferring all on-going clinical trials, ownership of any materials and applications filed with any regulatory authorities and other information to Intercardia/CPEC, and Intercardia/CPEC will assume ownership of all such materials and information relating to bucindolol.

18.      Expenses.

         Intercardia/CPEC and Knoll shall each bear their respective legal, accounting, and other expenses associated with this Agreement.

19.      Announcement.

         Upon completion and signing of this Agreement by all parties thereto, a public announcement shall be made which is acceptable to Knoll and Intercardia/CPEC.

20.      Actions Upon Signing.

         Upon completion and signing of this Agreement by all parties thereto, the Advisory Board shall be established and upon completion of its recommendations, Knoll will diligently proceed to conduct clinical trials in the Territory in accordance with this Agreement; Knoll will make initial payments to CPEC as set forth in this Agreement; and Knoll and Intercardia/CPEC will commence the accrual and payment sharing of costs as set forth in this Agreement.


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         The parties shall, upon execution of this Agreement, proceed to prepare a final License Agreement containing terms typically found in similar pharmaceutical industry license agreements. The parties agree that the material terms, conditions and provisions of such License Agreement are embodied in this Agreement and such material terms shall be enforceable by any party hereto.


CPEC, INC.                                           INTERCARDIA, INC.


By:                                 By:
    Clayton I. Duncan                           Clayton I. Duncan
    President and                                        President and
    Chief Executive Officer                     Chief Executive Officer



KNOLL AG


By:
    Dr. Wuppermann
    Dr. Biesalski, Counsel

              (Print or Type Name)

Title:

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